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Exhibit 11.1 - Computation of Earnings Per Common Share.
(In thousands, except per share data)

                                               THREE MONTHS ENDED JUNE 30,
                                            --------------------------------
                                                  2000            1999
                                            ---------------  ---------------
Basic Computation:
      Net income                                   $ 2,989          $   317
      Weighted average shares outstanding           21,195           13,463


      Net income per common share                  $  0.14          $  0.02


Diluted Computation:
      Weighted average shares outstanding           21,195           13,463
      Additional shares - Options                    1,551              861
      Additional shares -  Warrants                    346              436
                                            --------------------------------
      Total                                         23,092           14,760

      Net income per common share                  $  0.13          $  0.02